Exhibit 99.2

News Release
www.nortel.com

FOR IMMEDIATE RELEASE:	February 11, 2010

Jamie Moody

1-972-684-7167

moodyjam@nortel.com

Nortel Provides Update on Creditor Protection Proceedings

—	Completed asset sales have generated more than US$2 billion in net proceeds

—	Additional net proceeds of US$1 billion expected upon completion of the MEN, GSM/GSM-R and CVAS sales

Approximately 13,000 jobs preserved through announced sales to date, plus approximately 2,300 continuing in Nortel’s NBS and Corporate Group

—	Work still to be done includes remaining asset sales, business transitions, claims process and other restructuring activities

—	Seeking court approvals for plan that ensures the continuity of employees with the skills needed to complete the process

—	Purchasers of businesses have required Nortel to retain key employees globally to ensure effective transition, and are funding 88 percent of plan costs per sale agreements

TORONTO, February 10, 2010 – Nortel* Networks Corporation [OTC: NRTLQ] today provided an update on its creditor protection proceedings.

Throughout the creditor protection process, Nortel has worked with its advisors and stakeholders to conduct the sales of businesses and other restructuring matters in a fair, efficient and responsible manner in order to maximize value for its creditors, and in almost all matters, resolution has been reached on a consensual basis. These activities have been and continue to be monitored closely by the courts, the court appointed Monitor in Canada, the U.K. Joint Administrators, the U.S. Unsecured Creditors’ Committee (UCC), the Ad Hoc Bondholders Group and other creditor groups.

“The Board of Directors of Nortel and the management team recognize the very difficult circumstances of the numerous and varying stakeholders of Nortel. We have been and continue to be focused on maximizing the value of the Company’s assets and securing the best possible outcome for our creditors, from employee groups to bondholders,” said David Richardson, Chairman, Nortel. “The company continues to deal in the most equitable way possible with its stakeholders as a whole, while operating under creditor protection in Canada, the U.S., Europe and elsewhere.”

Since determining in June 2009 that selling Nortel’s businesses was the best path forward, more than US$2 billion in net proceeds have been generated through the completed sales of businesses. Additional net proceeds of approximately US$1 billion are expected upon the completion of the previously announced sales of Nortel’s Optical Networking and Carrier Ethernet (MEN), GSM/GSM-R and Carrier VoIP and Application Solutions (CVAS) businesses. To date, auctions for sale of four businesses have yielded US$1.2 billion more in proceeds than initially set out in ‘stalking horse’ sale agreements. Through the sales completed or announced to date, Nortel has preserved 13,000 jobs for Nortel employees with the buyers of these businesses.

As recently announced, Nortel completed an agreement that will provide for the funding by Nortel Networks Inc, a U.S. subsidiary, of the Company’s continuing work in Canada through the remainder of the creditor protection proceedings. Nortel has also resolved outstanding transfer pricing issues with Canadian and U.S. tax authorities for the taxation years 2001 through 2005 and settled the US$3 billion claim of the United States Internal Revenue Service for US$37.5 million. In addition, Nortel has restructured certain intercompany indebtedness of its Asia Pacific affiliates to facilitate their ability to continue to operate and participate in global asset sales.

The Company most recently announced on February 8th that Nortel reached a settlement agreement with former and disabled Canadian employee representatives, on certain employment related matters regarding former Canadian Nortel employees, including Nortel’s Canadian registered pension plans and benefits for Canadian pensioners and Nortel employees on long term disability.

Focusing on work to be done—Corporate Group and Nortel Business Services (NBS)

While numerous milestones have been met, significant work remains to be completed. Nortel’s Corporate Group is focused on a number of key actions including the completion of announced sales and the sale of remaining businesses and assets, as well as exploring strategic alternatives to maximize the value of the Company’s intellectual property. The Corporate Group is also responsible for ongoing restructuring matters including the creditor claims process, planning toward conclusion of the CCAA and Chapter 11 process and distributions to creditors. The Corporate Group also continues to provide administrative and management support to the Nortel affiliates around the world.

The NBS Group continues to provide global transitional services to purchasers of Nortel’s businesses, in fulfillment of contractual obligations under Transitional Service Agreements. These services include maintenance of customer and network service levels during the integration process, and providing the expertise in finance, supply chain management, information technology, R&D, human resources and real estate necessary to the orderly and successful transition of businesses to purchasers over a period of 12 to 24 months. NBS is also focused on maximizing the recovery of Nortel’s accounts receivables, inventory and real estate assets.

Nortel is seeking approval of the U.S. and Canadian courts of an employee plan that is designed to retain personnel at all levels of Corporate Group and NBS critical to complete the remaining work. The plan was developed in consultation with independent expert advisors taking into account the availability of more stable and competitive employment opportunities available to these employees elsewhere. The plan is supported by the Monitor, UCC and Ad Hoc Bondholders Group. Koskie Minsky LLP, representative counsel to Canadian former employees, has been advised of the plan.

Approximately 88 percent of the plan’s costs is being funded by the purchasers of Nortel businesses, pursuant to the terms of the sales agreements. The purchasers have required that Nortel retain key employees around the world to ensure that the transition to them of the acquired businesses is as effective and efficient as possible.

“The scope and complexity of the work to date and that remains to be completed requires the efforts of our specialized employees around the world,” said Mr. Richardson. “In order to meet our restructuring objectives, bring the process to conclusion and to fulfill our obligations to provide transitional services to purchasers of our businesses, it is essential that we retain the personnel with the required skills, experience and institutional knowledge. Accordingly, Nortel has developed a plan designed to incentivize these key employees to remain with Nortel until our work is completed.”

Mr. Richardson continued, “The employees being offered participation in the plan were instrumental in the work completed to date and are critical to fulfilling the remaining tasks including carrying out the Company’s global fiduciary duties, selling and transitioning businesses, unwinding partnerships, addressing claims and analyzing thousands of contracts. The loss of these key employees at this time would create significant delays in our activities and place the achievement of our objectives at risk. In short, we believe the plan is in the best interests of our creditors and other stakeholders, and of the process itself.”

About Nortel

For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.

Certain statements in this press release may contain words such as “could”, “expects”, “may”, “should”, “will”, “anticipates”, “believes”, “intends”, “estimates”, “targets”, “plans”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities laws. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. Nortel’s assumptions, although considered reasonable by Nortel at the date of this press release, may prove to be inaccurate and consequently Nortel’s actual results could differ materially from the expectations set out herein.

Actual results or events could differ materially from those contemplated in forward-looking statements as a result of the following: (i) risks and uncertainties relating to the Creditor Protection Proceedings including: (a) risks associated with Nortel’s ability to: stabilize the business and maximize the value of Nortel’s businesses; obtain required approvals and successfully consummate pending and future divestitures; ability to satisfy transition services agreement obligations in connection with divestiture of operations; successfully conclude ongoing discussions for the sale of Nortel’s other assets or businesses; develop, obtain required approvals for, and implement a court approved plan; resolve ongoing issues with creditors and other third parties whose interests may differ from Nortel’s; generate cash from operations and maintain adequate cash on hand in each of its jurisdictions to fund operations within the jurisdiction during the Creditor Protection Proceedings; access the EDC Facility given the current discretionary nature of the facility, or arrange for alternative funding; if necessary, arrange for sufficient debtor-in-possession or other financing; continue to have cash management arrangements and obtain any further required approvals from the Canadian Monitor, the U.K. Administrators, the French Administrator, the Israeli Administrators, the U.S. Creditors’ Committee, or other third parties; raise capital to satisfy claims, including Nortel’s ability to sell assets to satisfy claims against Nortel; maintain R&D investments; realize full or fair value for any assets or business that are divested; utilize net operating loss carryforwards and certain other tax attributes in the future; avoid the substantive consolidation of NNI’s assets and liabilities with those of one or more other U.S. Debtors; attract and retain customers or avoid reduction in, or delay or suspension of, customer orders as a result of the uncertainty caused by the Creditor Protection Proceedings; maintain market share, as competitors move to capitalize on customer concerns; operate Nortel’s business effectively under the new organizational structure, and in consultation with the Canadian Monitor, and the U.S. Creditors’ Committee and work effectively with the U.K. Administrators, French Administrator and Israeli Administrators in their respective administration of the EMEA businesses subject to the Creditor Protection Proceedings; continue as a going concern; actively and adequately communicate on and respond to events, media and rumors associated with the Creditor Protection Proceedings that could adversely affect Nortel’s relationships with customers, suppliers, partners and employees; retain and incentivize key employees and attract new employees as may be needed; retain, or if necessary, replace major suppliers on acceptable terms and avoid disruptions in Nortel’s supply chain; maintain current relationships with reseller partners, joint venture partners and strategic alliance partners; obtain court orders or approvals with respect to motions filed from time to time; resolve claims made against Nortel in connection with the Creditor Protection Proceedings for amounts not exceeding Nortel’s recorded liabilities subject to compromise; prevent third parties from obtaining court orders or approvals that are contrary to Nortel’s interests; reject, repudiate or terminate contracts; and (b) risks and uncertainties associated with: limitations on actions against any Debtor during the Creditor Protection Proceedings; the values, if any, that will be prescribed pursuant to any court approved plan to outstanding Nortel securities and, in particular, that Nortel does not expect that any value will be prescribed to the NNC common shares or the NNL preferred shares in any such plan; the delisting of NNC common shares from the NYSE; and the delisting of NNC common shares and NNL preferred shares from the TSX; and (ii) risks and uncertainties relating to Nortel’s business including: the sustained economic downturn and volatile market conditions and resulting negative impact on Nortel’s business, results of operations and financial position and its ability to accurately forecast its results and cash position; cautious capital spending by customers as a result of factors including current economic uncertainties; fluctuations in foreign currency exchange rates; any requirement to make larger contributions to defined benefit plans in the future; a high level of debt, arduous or restrictive terms and conditions related to accessing certain sources of funding; the sufficiency of workforce and cost reduction initiatives; any negative developments associated with Nortel’s suppliers and contract manufacturers including Nortel’s reliance on certain suppliers for key optical networking solutions components and on one supplier for most of its manufacturing and design functions; potential penalties, damages or cancelled customer contracts from failure to meet contractual obligations including delivery and installation deadlines and any defects or errors in Nortel’s current or planned products; significant competition, competitive pricing practices, industry consolidation, rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles, and other trends and industry characteristics affecting the telecommunications industry; any material, adverse affects on Nortel’s performance if its expectations regarding market demand for particular products prove to be wrong; potential higher operational and financial risks associated with Nortel’s international operations; a failure to protect Nortel’s intellectual property rights; any adverse legal judgments, fines, penalties or settlements related to any significant pending or future litigation actions; failure to maintain integrity of Nortel’s information systems; changes in regulation of the Internet or other regulatory changes; and Nortel’s potential inability to maintain an effective risk management strategy.

For additional information with respect to certain of these and other factors, see Nortel’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.

*Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks